EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ENTERS INTO EXCLUSIVE AGREEMENT WITH BAYER CROPSCIENCE TO DISTRIBUTE

SOYBEAN PESTICIDE IN SMARTBOX® SYSTEM

Newport Beach, CA – December 6, 2004 – American Vanguard Corporation (AMEX: AVD), today announced that AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of the Company, entered into an exclusive agreement with Bayer CropScience LP, an affiliate of Bayer AG (NYSE:BAY) to market, sell and distribute Bolster 15G SmartBox®, a soybean pesticide used to control nematodes, through AMVAC’s SmartBox system in key Midwest soybean growing states beginning in the 2005 season.

AMVAC’s SmartBox is a closed handling system that combines precision insecticide application with no applicator exposure. Its 50-lb. returnable containers eliminate the need to open, pour and dispose of bags, which reduces the risk of skin contact and inhalation. It features in-cab push-button insecticide control, monitoring and data record keeping capabilities. The SmartBox is a low-maintenance system that can be easily fitted on all major brands of planters.

Aldicarb, the active ingredient in Bolster, is manufactured and marketed by Bayer CropScience in over 40 crops worldwide, while Bolster is registered exclusively for use in key Midwestern states on soybeans for the control of nematodes.

Bill Jacobs, the new Regional Sales Manager for the Mid-West Region of AMVAC, stated, “There are approximately 70 million acres of soybean in the U.S., a significant portion of which are challenged by substantial nematode pressure. Bolster can be an important tool for soybean growers, and we believe its availability through SmartBox will make it even more attractive. SmartBox will enable soybean farmers to apply Bolster with zero exposure, and the precise computer controller will permit the treatment of ‘hot spots’ as opposed to treating whole fields, thus reducing the cost commitment.”

Chris Kleyla, aldicarb product manager of Bayer CropScience, added, “We are very pleased that Bolster will be available in the state-of-the-art SmartBox system, and believe the two technologies make a perfect fit to combat a mounting problem. Soybean growers are facing increasing pressure on yields due to nematodes. The combination of the premium performance of Bolster with the technology of the SmartBox system offers growers precision treatment and control with variable-rate application capability.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ 200 Best Small Companies (#34). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

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The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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